Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated March 14, 2007, with respect to the consolidated statement of financial condition of Banner Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the three years ended December 31, 2006, and in our same report with respect to the effectiveness of internal control over financial reporting and management’s assessment of that effectiveness, which report is included in the annual report on Form 10-K, of Banner Corporation for the year ended December 31, 2006. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Moss Adams LLP Spokane, WA March 27, 2007